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                                                                    EXHIBIT 99.1



[LOGO]   CATHAY BANK


November 18, 1996
Contact:     Dunson Cheng
             Chairman and President
             (213) 625-4800

FOR IMMEDIATE RELEASE

                  CATHAY BANCORP COMPLETES THE ACQUISITION OF
                           FIRST PUBLIC SAVINGS BANK.
        CATHAY BANK BECOMES THE 7TH LARGEST BANK IN LOS ANGELES COUNTY.
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(Los Angeles, California) - Cathay Bancorp, Inc. (Cathay) (NASD: CATY)
announces today that it has completed the acquisition of First Public Savings Bank, F.S.B. (First Public). With the acquisition, First Public will merge into Cathay Bank, a subsidiary of Cathay Bancorp, Inc. The total price paid by Cathay to acquire the First Public shares was $31.6 million in cash and stock.

"This acquisition enables Cathay to broaden our customer base and expand our services to the community," said Dunson Cheng, Chairman of the Board of Cathay Bancorp, Inc. "The resources that we have added will significantly enhance Cathay Bank's capabilities, and we look forward to continuing years of growth and success."

Jack C. Lee, Chairman of the Board of First Public, added, "We are very pleased about joining the Cathay family, and are pleased that Cathay Bank is committed to providing our customers with the same high level of service that they have been accustomed to."

Upon merger completion, Cathay Bank becomes the seventh largest bank in Los Angeles County in terms of assets. In 1994, Cathay Bank received a "10-year Continued Premier Performing Bank Award" by Findley Reports, which placed it among the top six California financial institutions for safety, strength and performance. This high level of excellence once again confirms the Bank's underlying financial stability, as well as its ability to respond promptly to changing market dynamics.

First Public is a federally chartered savings bank with five branches in southern California. At June 30, 1996, First Public had total assets of $279.7 million and total common shareholders' equity of $22.8 million. For the year ended December 31, 1995, First Public reported net income of $2.9 million. First Public opened for business in August 1979 to provide for the banking needs of the Chinese-American community and the growing number of Chinese immigrants.

Founded in 1962, Cathay Bank currently operates 20 branches in California after the acquisition. As of October 31, 1996, the combined company had total assets of approximately $1.5 billion, and total deposits of approximately $1.35 billion.